Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250821

PROSPECTUS

PACIFIC ETHANOL, INC.

8,900,493 shares of Common Stock

This prospectus relates to the proposed resale, from time to time, by the selling stockholder named in this prospectus of an aggregate of up to 8,900,493 shares of our common stock, $0.001 par value per share, or common stock, issuable upon exercise of our outstanding Series A Warrant to Purchase Common Stock, or the Warrant, issued and sold by us.  We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholder, except with respect to amounts received by us upon the exercise of the Warrant for cash. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

The shares of common stock may be sold by the selling stockholder to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution” on page 15.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on The Nasdaq Capital Market under the symbol “PEIX.” On November 27, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $6.69.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 5 of this prospectus and in any other document incorporated by reference herein, for factors you should consider before buying any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2020.

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholder of up to 8,900,493 shares of common stock issuable upon exercise of our outstanding Warrant, as described below under “Selling Stockholder.” We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholder, except with respect to amounts received by us upon the exercise of the Warrant for cash.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the shares of our common stock being offered by the selling stockholder. You should review the information and exhibits in the registration statement for further information about us and the shares of our common stock being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Securities and Exchange Commission are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” before making an investment decision. You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should rely only on the information contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus nor any sale made using this prospectus implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in or incorporated by reference in this prospectus prepared by us is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Pacific Ethanol,” “we,” “our” and “us” refer to Pacific Ethanol, Inc. and its consolidated subsidiaries, unless otherwise specified. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include, among others:

●	forecasts of our anticipated future results of operations, cash flows or financial position;

●	statements concerning the anticipated impact of our transactions, investments, product development and other initiatives, including synergies or costs associated with our transformational initiatives, acquisitions or dispositions;

●	statements about our liquidity, profit margins, tax position, tax assets, tax rates, asset values, contingent liabilities, growth opportunities, growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, market share, product capabilities, investment and expenditure plans, business strategies, capital allocation plans and financing alternatives; and

●	other similar statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts, many of which are highlighted by words such as “may,” “will,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “likely,” “seeks,” “hopes,” or variations or similar expressions with respect to the future.

These forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are beyond our control. These forward-looking statements, and the assumptions upon which they are based, (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. All of our forward-looking statements are qualified in their entirety by reference to our discussion of factors that could cause our actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward-looking statements. Factors that could affect actual results include but are not limited to:

●	our ability to effectively transition from a predominantly fuel-grade ethanol company to a company focused on the production and sale of specialty alcohols and essential ingredients;

●	the effect of the coronavirus pandemic on our overall business operations;

●	the effects of competition from a wide variety of competitive providers, including decreased demand for our specialty alcohols and essential ingredients and increased pricing pressures;

●	fluctuations in the market prices of our products;

●	fluctuations in the costs of key production input commodities such as corn and natural gas;

●	the projected growth or contraction in the markets in which we operate;

●	our strategies for expanding, maintaining or contracting our presence in these markets;

●	anticipated trends in our financial condition and results of operations;

●	the effects of ongoing changes in the regulation of the specialty alcohols and essential ingredients industries;

●	our ability to effectively adjust to changes in the industries in which we compete, and changes in the composition of our markets and product mix;

●	possible changes in the demand for our products, including our ability to effectively respond to either an increase or decrease in demand for specialty alcohols and essential ingredients;

●	our ability to successfully maintain the quality and profitability of our existing specialty alcohol product and essential ingredients product offerings;

●	our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs and debt repayments;

●	our ability to implement our operating plans and corporate strategies;

●	changes in our operating plans, corporate strategies or other capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market conditions or otherwise;

●	our ability to meet the terms and conditions of our debt obligations;

●	our ability to use our net operating loss carryforwards in the amounts projected;

●	any adverse developments in legal or regulatory proceedings involving us;

●	the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges;

●	the effects of adverse weather, terrorism or other natural or man-made disasters;

●	adverse effects of material weaknesses or any other significant deficiencies identified in our internal controls over financial reporting; and

●	other risks referenced in this prospectus.

Additional factors or risks that we currently deem immaterial, that are not presently known to us or that arise in the future could also cause our actual results to differ materially from expected results. Given these uncertainties, investors are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying the shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and financial statements and the related notes incorporated by reference into this prospectus, before deciding to invest in the shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” In this prospectus, the words “we,” “us,” “our” and similar terms refer to Pacific Ethanol, Inc., a Delaware corporation, unless the context provides otherwise.

Our Business

Overview

We are a leading United States producer and marketer of specialty alcohols and essential ingredients.

We operate seven strategically located production distilleries. Three of our distilleries are located in the Midwestern state of Illinois and four of our distilleries are located in the Western states of California, Oregon and Idaho. Our distilleries have a combined specialty alcohols production capacity of 450 million gallons per year. We market all of the specialty alcohols produced at our distilleries as well as fuel-grade ethanol produced by third parties. In 2019, we marketed nearly 1.0 billion gallons combined of specialty alcohols, including fuel-grade ethanol, and nearly 3.0 million tons of essential ingredients on a dry matter basis. Our business consists of two operating segments: a production segment and a marketing segment.

Our mission is to be a leading United States producer and marketer of specialty alcohols and essential ingredients. We intend to accomplish this goal in part by investing in our specialized and higher value production and distribution infrastructure, expanding production in high demand essential ingredients, expanding and extending the sale of our products into new regional and international markets, building efficiencies and economies of scale and by capturing a greater portion of the value stream.

Production Segment

We produce specialty alcohols and essential ingredients, focusing on four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. Products for the Health, Home & Beauty market include specialty alcohols used in mouthwash, cosmetics, pharmaceuticals, hand sanitizer, disinfectants and cleaners. Products for the Food & Beverage markets include grain neutral spirits used in alcoholic beverages and vinegar as well as corn germ used for corn oils. Products for Essential Ingredients markets include yeast, corn gluten and distillers grains used in commercial animal feed and pet foods. Renewable Fuels includes fuel-grade ethanol and distillers corn oil used as a feedstock for renewable diesel fuel.

We produce these products at our distilleries described below. Our distilleries located in the Midwest are in the heart of the Corn Belt, benefit from low-cost and abundant feedstock and enjoy logistical advantages that enable us to provide our products to both domestic and international markets via truck, rail or barge. Our distilleries located on the West Coast are near their respective fuel and feed customers, offering significant delivery, transportation cost and logistical advantages.

We are currently operating only approximately 51% of our total production capacity. As market conditions change, we may increase, decrease or idle production at one or more operating distilleries or resume operations at any idled distillery.

Distillery Name	Location	Annual Production Capacity (est. gallons)	Operating Status*
Magic Valley	Burley, ID	60,000,000	Idled
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Idled
Madera	Madera, CA	40,000,000	Idled
Pekin Wet	Pekin, IL	100,000,000	Operating
Pekin Dry	Pekin, IL	60,000,000	Idled**
Pekin ICP	Pekin, IL	90,000,000	Operating

*	As of November 19, 2020
**	We anticipate restarting our Pekin dry mill, which was idled due to lock repairs on the Illinois river that restricted our ability to ship our products by barge, during the fourth quarter of 2020.

Marketing Segment

We market all of the specialty alcohols and essential ingredients produced at our distilleries. We also market fuel-grade ethanol produced by third parties.

We have extensive and longstanding relationships, both domestic and international, with customers for our specialty alcohols products and essential ingredients. These customers include producers and distributors of ingredients for cosmetics, sanitizers and related products, distilled spirits producers, food products manufacturers, producers of personal health/consumer health and personal care hygiene products, and global trading firms.

Our fuel-grade ethanol customers are located throughout the Western and Midwestern United States and consist of integrated oil companies and gasoline marketers who blend fuel-grade ethanol into gasoline. Our fuel-grade ethanol customers collectively require fuel-grade ethanol volumes in excess of what we produce at our production distilleries. We secure additional fuel-grade ethanol supplies from third-party fuel-grade ethanol plants in California and other third-party suppliers in the Midwest where a majority of fuel-grade ethanol producers are located. We arrange for transportation, storage and delivery of fuel-grade ethanol purchased by our customers through our agreements with third-party service providers in the Western United States as well as in the Midwest from a variety of sources.

We market our essential ingredient feed products to dairies and feedlots, in many cases located near our distilleries. These customers use our feed products for livestock as a substitute for corn and other sources of starch and protein. We sell our corn oil to poultry and biodiesel customers. We do not market essential ingredients from other producers.

Recent Developments

We recently implemented a strategic realignment of our business. Historically, we were heavily focused on producing fuel-grade ethanol for the transportation fuels market. Although we intend to continue producing renewable fuels for the foreseeable future, we have redirected our business focus to producing and marketing other specialty alcohols and a range of essential ingredients for consumer products.

Beginning with our acquisition of Illinois Corn Processing in 2017 and continuing with our ongoing expansion of specialty alcohol production, we have invested heavily in developing the capability to produce specialty alcohols and essential ingredients for consumer products, including alcoholic beverages, personal care products, cleaners and pharmaceuticals. Over the past nine months, we have increased production of specialty alcohols used in consumer products and reduced production of fuel-grade ethanol, shifting from approximately 85% fuel-grade ethanol and 15% other specialty alcohols for the three months ended December 31, 2019 to approximately 50% each for the three months ended September 30, 2020.

Excluding sales of fuel-grade ethanol produced by third parties included in our marketing segment, specialty alcohols used in consumer products contributed approximately 45% of our net sales during the first nine months of 2020, compared with only 15% for all of 2019. Specialty alcohols used in consumer products sell at a premium to fuel-grade ethanol and require specialized systems, processes and certifications to produce them that are not required for fuel-grade ethanol.

Following our strategic realignment, we now focus on specialty alcohols and essential ingredients for four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. Products for the Health, Home & Beauty market include specialty alcohols used in mouthwash, cosmetics, pharmaceuticals, hand sanitizer, disinfectants and cleaners. Products for the Food & Beverage markets include grain neutral spirits used in alcoholic beverages and vinegar as well as corn germ used for corn oils. Products for Essential Ingredients markets include yeast, corn gluten and distillers grains used in commercial animal feed and pet foods. Renewable Fuels includes fuel-grade ethanol and distillers corn oil used as a feedstock for renewable diesel fuel.

We recently obtained our ISO 9001 certification for our Illinois Corn Processing distillery, and we are pursuing additional certifications and qualifications to enable us to address new product applications and serve new customers. We believe focusing on products for these markets aligns us with strong secular growth trends that will allow us to deliver greater and more consistent profitability for our shareholders.

We idled our Magic Valley, Stockton and Madera distilleries earlier this year and we continue to operate our Columbia distillery. As part of our strategic realignment and new business focus, we intend to sell or repurpose our Western assets.

In connection with the strategic realignment to focus on specialty alcohols and essential ingredients, we will change our corporate name and introduce a new brand identity. Our new name will reflect our focus on providing specialty alcohols and essential ingredients used in consumer products.

Public Offering and Concurrent Private Placement

On October 26, 2020, we conducted a public offering, which we refer to as the Public Offering, of 5,075,000 shares of our common stock at an offering price of $8.42 per share and a pre-funded warrant to purchase up to 3,825,493 shares of our common stock at an offering price of $8.4199 per pre-funded warrant to an institutional investor. The pre-funded warrant has an exercise price of $0.0001 per share of common stock and were immediately exercisable upon issuance and may be exercised at any time until exercised in full. The Public Offering also related to the shares of common stock issuable upon exercise of any pre-funded warrant sold in the Public Offering. The pre-funded warrant was exercised in full by the institutional investor on November 16, 2020.

On October 26, 2020, we also conducted a concurrent private placement, which we refer to as the Concurrent Private Placement, in which we sold the Warrant to purchase up to 8,900,493 shares of our common stock to the same institutional investor that invested in our Public Offering. The Warrant is exercisable for 8,900,493 shares of our common stock at an exercise price of $9.757 per share, will be exercisable beginning six months after the date of issuance and will expire on the 18-month anniversary of the private placement. The Warrant and the shares of our common stock issuable upon exercise of the Warrant were offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In connection with the Concurrent Private Placement, we entered into a Registration Rights Agreement with the institutional investor under which we agreed to file a registration statement with the Securities and Exchange Commission registering for resale the shares of common stock underlying the Warrant.

Corporate Information

We are a Delaware corporation formed in February 2005. Our principal executive offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814. Our telephone number is (916) 403-2123 and our Internet website is www.pacificethanol.com. The content of our Internet website does not constitute a part of this prospectus.

Additional information about us and our subsidiaries can be obtained from the documents incorporated by reference herein. See “Where You Can Find Additional Information.”

The Offering

Securities offered by the selling stockholder	8,900,493 shares of common stock issuable upon exercise of our outstanding Warrant.

Common stock outstanding prior to this offering	72,320,475 shares.

Terms of this offering	The selling stockholder may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. The shares of our common stock offered by this prospectus may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

The Nasdaq Capital Market symbol	PEIX

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus, except with respect to amounts received by us upon the exercise of the Warrant for cash. See “Use of Proceeds.”

Trading	Our shares of common stock currently trade on The Nasdaq Capital Market. There is no established trading market for the Warrant, and we do not intend to list the Warrant on any securities exchange or other trading system.

Risk Factors	There are many risks related to our business, this offering and ownership of the shares of our common stock that you should consider before you decide to buy the shares of our common stock in this offering. You should read the information contained in the “Risk Factors” section beginning on page 5, as well as other cautionary statements throughout this prospectus, before investing the shares of our common stock.

RISK FACTORS

Investing in our common stock involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission, and in documents which are incorporated by reference into this prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our common stock could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares.

We may, however, receive cash proceeds equal to the exercise price of the Warrant that the selling stockholder may exercise, to the extent any such Warrant is exercised for cash, in an amount up to $86,842,110. We currently expect to use a portion of the proceeds received by us from the cash exercise of the Warrant to repay a portion of our indebtedness under some or all of the following credit facilities (i) the term loan credit facility entered into by our subsidiary, Pacific Ethanol Pekin, LLC, or PE Pekin, with 1st Farm Credit Services, PCA and CoBank, ACB, or CoBank, which matures on August 20, 2021 and bears interest at a rate per annum equal to the 30-day LIBOR plus 5.75%, (ii) the revolving credit facility entered into by PE Pekin with CoBank, which matures on February 1, 2022 and bears interest at a rate per annum equal to the 30-day LIBOR plus 5.00%, (iii) the term loan credit facility entered into by our subsidiary, Illinois Corn Processing, LLC, or ICP, with Compeer Financial, PCA and CoBank, which matures on September 1, 2021 and bears interest at a rate per annum equal to the 30-day LIBOR plus 3.75%, (iv) the revolving credit facility entered into by ICP with CoBank, which matures on September 1, 2021 and bears interest at a rate per annum equal to the 30-day LIBOR plus 3.75%, and (v) our senior secured notes, which mature on December 15, 2021 and bear interest at a rate per annum equal to 15.0%. We intend to use the remaining net proceeds for working capital needs, capital expenditures, acquisitions and other general corporate purposes.

We cannot predict when or if the Warrant will be exercised, and it is possible that the Warrant may expire and never be exercised. The Warrant is exercisable under certain circumstances on a cashless basis and if the Warrant is exercised on a cashless basis we will not receive any proceeds from the exercise of the Warrant. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrant, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,684,375 shares are designated as Series A Cumulative Redeemable Convertible Preferred Stock, or the Series A Preferred Stock, and 1,580,790 shares are designated as Series B Cumulative Redeemable Convertible Preferred Stock, or the Series B Preferred Stock. As of November 19, 2020, there were 72,320,475 shares of common stock, 896 shares of non-voting common stock, no shares of Series A Preferred Stock and 926,942 shares of Series B Preferred Stock issued and outstanding.

Common Stock

All outstanding shares of our common stock are fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

●	a holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

●	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our Board of Directors, or the Board;

●	upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

●	there are no redemption or sinking fund provisions applicable to our common stock; and

●	there are no preemptive or conversion rights applicable to our common stock.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its telephone number is (718) 921-8200.

Non-Voting Common Stock

The rights and preferences of shares of our non-voting common stock are substantially the same in all respects to the rights and preferences of shares of our common stock, except that (i) the holders of shares of non-voting common stock are not entitled to vote, (ii) shares of non-voting common stock are convertible into shares of common stock, and (iii) shares of non-voting common stock are not listed on any stock exchange, including The Nasdaq Capital Market.

The following summarizes the rights of holders of our non-voting common stock:

●	a holder of non-voting common stock is not entitled to vote on any matter submitted to a vote of the stockholders, however such holders are entitled to prior notice of, and to attend and observe, all meetings of the stockholders;

●	subject to preferences that may apply to shares of preferred stock issued and outstanding, the holders of non-voting common stock are entitled to receive lawful dividends as may be declared by the Board on parity in all respects with the holders of common stock, provided that if the holders of common stock become entitled to receive a divided or distribution of shares of common stock, holders of non-voting common stock shall receive, in lieu of the shares of common stock, an equal number of shares of non-voting common stock;

●	upon liquidation, dissolution or winding up Pacific Ethanol, the holders of shares of common stock and non-voting common stock will be entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

●	there are no redemption or sinking fund provisions applicable to our non-voting common stock; and

●	there are no preemptive rights applicable to our non-voting common stock.

Conversion

Each share of non-voting common stock is convertible at the option of the holder into one share of our common stock at any time. The conversion price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like.

No shares of non-voting common stock may be converted into common stock if the holder of such shares or any of its affiliates would, after such conversion, beneficially own in excess of 9.99% of our outstanding shares of common stock (sometimes referred to as the Blocker). The Blocker applicable to the conversion of shares of non-voting common stock may be raised or lowered at the option of the holder to any percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

When shares of non-voting common stock cease to be held by the initial holder or an affiliate of an initial holder of such shares, such shares shall automatically convert into one share of our common stock.

Preferred Stock

Our board of directors is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders and need only be approved by holders, if any, of our Series A Preferred Stock and Series B Preferred Stock if, as described below, the shares of preferred stock to be issued have preferences that are senior to or on parity with those of our Series A Preferred Stock and Series B Preferred Stock.

The rights of the holders of our common stock, Series A Preferred Stock and Series B Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. The following is a summary of the terms of the Series A Preferred Stock and the Series B Preferred Stock.

Series B Preferred Stock

As of November 19, 2020, 926,942 shares of Series B Preferred Stock were issued and outstanding and an aggregate of 1,419,210 shares of Series B Preferred Stock had been converted into shares of our common stock. The converted shares of Series B Preferred Stock have been returned to undesignated preferred stock. A balance of 653,848 shares of Series B Preferred Stock remain authorized for issuance.

Rank and Liquidation Preference

Shares of Series B Preferred Stock rank prior to our common stock as to distribution of assets upon liquidation events, which include a liquidation, dissolution or winding up of Pacific Ethanol, whether voluntary or involuntary. The liquidation preference of each share of Series B Preferred Stock is equal to $19.50, or the Series B Issue Price, plus any accrued but unpaid dividends on the Series B Preferred Stock. If assets remain after the amounts are distributed to the holders of Series B Preferred Stock, the assets shall be distributed pro rata, on an as-converted to common stock basis, to the holders of our common stock and Series B Preferred Stock. The written consent of a majority of the outstanding shares of Series B Preferred Stock is required before we can authorize the issuance of any class or series of capital stock that ranks senior to or on parity with shares of Series B Preferred Stock.

Dividend Rights

As long as shares of Series B Preferred Stock remain outstanding, each holder of shares of Series B Preferred Stock are entitled to receive, and shall be paid quarterly in arrears, in cash out of funds legally available therefor, cumulative dividends, in an amount equal to 7.0% of the Series B Issue Price per share per annum with respect to each share of Series B Preferred Stock. The dividends may, at our option, be paid in shares of Series B Preferred Stock valued at the Series B Issue Price. In the event we declare, order, pay or make a dividend or other distribution on our common stock, other than a dividend or distribution made in common stock, the holders of the Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares of our common stock into which the Series B Preferred Stock is convertible on the record date for the dividend or distribution.

The Series B Preferred Stock ranks pari passu with respect to dividends and liquidation rights with the Series A Preferred Stock and pari passu with respect to any class or series of capital stock specifically ranking on parity with the Series B Preferred Stock.

Optional Conversion Rights

Each share of Series B Preferred Stock is convertible at the option of the holder into shares of our common stock at any time. Each share of Series B Preferred Stock is convertible into the number of shares of common stock as calculated by multiplying the number of shares of Series B Preferred Stock to be converted by the Series B Issue Price, and dividing the result thereof by the conversion price. The conversion price was initially $682.50 per share of Series B Preferred Stock, subject to adjustment; therefore, each share of Series B Preferred Stock was initially convertible into 0.03 shares of common stock, which number is equal to the quotient of the Series B Issue Price of $19.50 divided by the initial conversion price of $682.50 per share of Series B Preferred Stock. Accrued and unpaid dividends are to be paid in cash upon any conversion.

Mandatory Conversion Rights

In the event of a Transaction which will result in an internal rate of return to holders of Series B Preferred Stock of 25% or more, each share of Series B Preferred Stock shall, concurrently with the closing of the Transaction, be converted into shares of common stock. A “Transaction” is defined as a sale, lease, conveyance or disposition of all or substantially all of our capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving us or a subsidiary) in which the stockholders immediately prior to the transaction do not retain a majority of the voting power in the surviving entity. Any mandatory conversion will be made into the number of shares of common stock determined on the same basis as the optional conversion rights above. Accrued and unpaid dividends are to be paid in cash upon any conversion.

No shares of Series B Preferred Stock will be converted into common stock on a mandatory basis unless at the time of the proposed conversion we have on file with the Securities and Exchange Commission an effective registration statement with respect to the shares of common stock issued or issuable to the holders on conversion of the Series B Preferred Stock then issued or issuable to the holders and the shares of common stock are eligible for trading on The Nasdaq Stock Market (or approved by and listed on a stock exchange approved by the holders of 66 2/3% of the then outstanding shares of Series B Preferred Stock).

Conversion Price Adjustments

The conversion price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like. The conversion price is also subject to downward adjustments if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than specified excluded securities, at per share prices less than the then effective conversion price. In this event, the conversion price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of common stock outstanding immediately prior to the issue or sale multiplied by the then existing conversion price, and (b) the consideration, if any, received by us upon such issue or sale, by (ii) the total number of shares of common stock outstanding immediately after the issue or sale. For purposes of determining the number of shares of common stock outstanding as provided in clauses (i) and (ii) above, the number of shares of common stock issuable upon conversion of all outstanding shares of Series B Preferred Stock, and the exercise of all outstanding securities convertible into or exercisable for shares of common stock, will be deemed to be outstanding.

The conversion price will not be adjusted in the case of the issuance or sale of the following: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series B Preferred Stock and any common stock issued upon conversion of the Series B Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series B Certificate of Designations; and (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the foregoing.

Voting Rights and Protective Provisions

The Series B Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by our stockholders, however, the number of votes for each share of Series B Preferred Stock may not exceed the number of shares of common stock into which each share of Series B Preferred Stock would be convertible if the applicable conversion price were $682.50 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares).

We are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class, to:

●	increase or decrease the total number of authorized shares of Series B Preferred Stock or the authorized shares of our common stock reserved for issuance upon conversion of the Series B Preferred Stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

●	increase or decrease the number of authorized shares of preferred stock or common stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

●	alter, amend, repeal, substitute or waive any provision of our certificate of incorporation or our bylaws, so as to affect adversely the voting powers, preferences or other rights, including the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series B Preferred Stock, whether by merger, consolidation or otherwise;

●	authorize, create, issue or sell any securities senior to or on parity with the Series B Preferred Stock or securities that are convertible into securities senior to or on parity with the Series B Preferred Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

●	authorize, create, issue or sell any securities junior to the Series B Preferred Stock other than common stock or securities that are convertible into securities junior to Series B Preferred Stock other than common stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

●	authorize, create, issue or sell any additional shares of Series B Preferred Stock other than the Series B Preferred Stock initially authorized, created, issued and sold, Series B Preferred Stock issued as payment of dividends and Series B Preferred Stock issued in replacement or exchange therefore;

●	engage in a Transaction that would result in an internal rate of return to holders of Series B Preferred Stock of less than 25%;

●	declare or pay any dividends or distributions on our capital stock in a cumulative amount in excess of the dividends and distributions paid on the Series B Preferred Stock in accordance with the Series B Certificate of Designations;

●	authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of our business; or

●	purchase, redeem or otherwise acquire any of our capital stock other than Series B Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, our capital stock or securities convertible into or exchangeable for our capital stock.

Reservation of Shares

We initially were required to reserve 3,000,000 shares of common stock for issuance upon conversion of shares of Series B Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series B Preferred Stock.

Series A Preferred Stock

As of November 19, 2020, no shares of Series A Preferred Stock were issued and outstanding and an aggregate of 5,315,625 shares of Series A Preferred Stock had been converted into shares of our common stock and returned to undesignated preferred stock. A balance of 1,684,375 shares of Series A Preferred Stock remain authorized for issuance. The rights and preferences of the Series A Preferred Stock are substantially the same as the Series B Preferred Stock, except as follows:

●	the Series A Issue Price, on which the Series A Preferred Stock liquidation preference is based, is $16.00 per share;

●	dividends accrue and are payable at a rate per annum of 5.0% of the Series A Issue Price per share;

●	each share of Series A Preferred Stock is convertible at a rate equal to the Series A Issue Price divided by an initial conversion price of $840.00 per share;

●	holders of the Series A Preferred Stock have a number of votes equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible on all matters to be voted on by our stockholders, voting together as a single class; provided, however, that the number of votes for each share of Series A Preferred Stock shall not exceed the number of shares of common stock into which each share of Series A Preferred Stock would be convertible if the applicable conversion price were $943.95 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares); and

●	we are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class, to:

o	change the number of members of our Board to be more than nine members or less than seven members;

o	effect any material change in our industry focus or that of our subsidiaries, considered on a consolidated basis;

o	authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction or series of transactions with one of our or our subsidiaries’ current or former officers, directors or members with value in excess of $100,000, excluding compensation or the grant of options approved by our Board; or

o	authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction with any entity or person that is affiliated with any of our or our subsidiaries’ current or former directors, officers or members, excluding any director nominated by the initial holder of the Series B Preferred Stock.

Preemptive Rights

Holders of our Series A Preferred Stock have preemptive rights to purchase a pro rata portion of all capital stock or securities convertible into capital stock that we issue, sell or exchange, or agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange. We must deliver each holder of our Series A Preferred Stock a written notice of any proposed or intended issuance, sale or exchange of capital stock or securities convertible into capital stock which must include a description of the securities and the price and other terms upon which they are to be issued, sold or exchanged together with the identity of the persons or entities (if known) to which or with which the securities are to be issued, sold or exchanged, and an offer to issue and sell to or exchange with the holder of the Series A Preferred Stock the holder’s pro rata portion of the securities, and any additional amount of the securities should the other holders of Series A Preferred Stock subscribe for less than the full amounts for which they are entitled to subscribe. In the case of a public offering of our common stock for a purchase price of at least $12.00 per share and a total gross offering price of at least $50 million, the preemptive rights of the holders of the Series A Preferred Stock shall be limited to 50% of the securities. Holders of our Series A Preferred Stock have a 30 day period during which to accept the offer. We will have 90 days from the expiration of this 30 day period to issue, sell or exchange all or any part of the securities as to which the offer has not been accepted by the holders of the Series A Preferred Stock, but only as to the offerees or purchasers described in the offer and only upon the terms and conditions that are not more favorable, in the aggregate, to the offerees or purchasers or less favorable to us than those contained in the offer.

The preemptive rights of the holders of the Series A Preferred Stock do not apply to any of the following securities: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series A Certificate of Designations; (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the Series A Certificate of Designations; and (v) the issuance of our securities issued for consideration other than cash as a result of a merger, consolidation, acquisition or similar business combination by us approved by our Board.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of Pacific Ethanol. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Pacific Ethanol to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire Pacific Ethanol because negotiation of these proposals could result in an improvement of their terms. However, the existence of these provisions also could limit the price that investors might be willing to pay for our securities.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Pacific Ethanol.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing. To be timely, a stockholder nominating individuals for election to the Board or proposing business must provide advanced notice to Pacific Ethanol (a) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting or not later than seventy (70) days after the anniversary of the previous year’s annual meeting, and (b) with respect to any other annual meeting of stockholders, the close of business on the 10th day following the date of public disclosure of the date of such meeting. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in our notice of meeting, if the stockholder’s notice is delivered to us not later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of the 120th day prior to such special meeting or the 10th day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (sometimes referred to as Section 203) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SELLING STOCKHOLDER

This prospectus covers the sale by the selling stockholder of up to an aggregate of 8,900,493 shares of common stock. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of shares of common stock as of November 19, 2020.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholder under this prospectus.

Except as disclosed in the footnotes to the table below, the selling stockholder has represented to us that it is not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the Securities and Exchange Commission or designated as a member of the Financial Industry Regulatory Authority. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder listed below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

The registration of these shares of common stock issuable to the selling stockholder upon the exercise of the Warrant does not mean that the selling stockholder will sell or otherwise dispose of all or any of those securities. The selling stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by the selling stockholder under this prospectus. Furthermore, the selling stockholder may have sold, transferred or disposed of the shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Except as otherwise disclosed in the footnotes below, the selling stockholder has, or within the past three years has had, any position, office or other material relationship with us.

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to	Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering(2)(4)
Name of Beneficial Owner	Offering(2)	Prospectus(3)	Number	Percentage
CVI Investments, Inc. (1)	3,980,358	8,900,493	3,980,358	4.9%

(1)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(2)	Not including 8,690,494 shares issuable upon exercise of the Warrant that (i) may not be exercised for a period of six (6) months from issuance and (ii) subject to limited exceptions, provides that the selling stockholder will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, up to 9.99%).

(3)	Amount represents 8,900,493 shares of common stock issuable upon exercise of the Warrant.

(4)	Assumes all shares being offered under this prospectus are sold. The percentage of beneficial ownership after the offering is based on 81,280,968 shares of common stock, consisting of 72,320,475 shares of common stock outstanding as of November 19, 2020 and the 8,900,493 shares of common stock issuable upon exercise of the Warrant offered under this prospectus.

Description of Concurrent Private Placement

Securities Purchase Agreement

In connection with the Concurrent Private Placement, on October 26, 2020, we entered into a securities purchase agreement, or the Purchase Agreement, with the institutional investor party thereto for the sale by us in a private placement concurrent with the Public Offering of the Warrant at a purchase price per share of common stock issuable upon exercise of the Warrant of $0.00654250 for total gross proceeds of approximately $58,000. The Concurrent Private Placement closed concurrently with the Public Offering on October 28, 2020.

The Purchase Agreement contains customary representations, warranties and covenants by us, customary conditions to closing, indemnification obligations of us, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Warrant is exercisable for up to 8,900,493 shares of our common stock at an exercise price of $9.757 per share, are exercisable beginning six months after the date of issuance and will expire 18-months after the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of the Warrant is subject to adjustment in the event of any stock dividend and split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrant.

A holder of Warrant has the right to exercise the Warrant on a cashless basis in certain circumstances as described in the Warrant, including, among others, if at any time after 30 days after the closing date of the Private Placement there is no effective registration statement registering the resale of the shares of common stock issuable upon exercise of the Warrant. We may also require a holder of the Warrant to exercise the Warrant on a cashless basis. Subject to limited exceptions, a holder of the Warrant will not have the right to exercise any portion of its Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, up to 9.99%). Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Warrant at the Black Scholes value, subject to certain limitations.

The foregoing description of the Purchase Agreement and the Warrant is not complete and is subject to and qualified in their entirety by reference to the Purchase Agreement and the Warrant, copies of which were filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2020 and incorporated herein by reference.

Registration Rights Agreement

In connection with the Concurrent Private Placement, on October 28, 2020, we also entered into a registration rights agreement, or the Registration Rights Agreement, with the institutional investor, pursuant to which, among other things, we agreed to prepare and file a registration statement with respect to the shares of our common stock underlying the Warrant with the Securities and Exchange Commission within 30 days following the closing of the sale of the Warrant on October 28, 2020. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type.

The foregoing description of the Registration Rights Agreement is not complete and is subject to and qualified in its entirety by reference to the form of the Registration Rights Agreement which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2020 and incorporated herein by reference.

This prospectus is being filed pursuant to the registration rights granted pursuant to the Registration Rights Agreement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of our outstanding Warrant to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock, except with respect to amounts received by us upon the exercise of the Warrant for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares of common stock under Rule 144 promulgated under the Securities Act, or any other exemption under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell the shares of common stock short and deliver the shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the selling stockholder list to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Troutman Pepper Hamilton Sanders LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Pacific Ethanol as of and for the years ended December 31, 2019 and 2018 appearing in Pacific Ethanol’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the securities offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission.

The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Pacific Ethanol, that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.pacificethanol.net.

We do not anticipate that we will send an annual report to our stockholders until and unless we are required to do so by the rules of the Securities and Exchange Commission.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the Securities and Exchange Commission after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the Securities and Exchange Commission:

●	Our Current Reports on Form 8-K, which we filed with the Securities and Exchange Commission on January 3, 2020, January 22, 2020, March 5, 2020, March 12, 2020, March 26, 2020, April 21, 2020, April 23, 2020, May 7, 2020, May 11, 2020, May 29, 2020, August 7, 2020, August 10, 2020, August 13, 2020, October 5, 2020, October 23, 2020, October 26, 2020; October 28, 2020, November 9, 2020 and November 18, 2020;

●	Our Amended Current Report on Form 8-K/A which we filed with the Securities and Exchange Commission on January 24, 2020;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which we filed with the Securities and Exchange Commission on November 16, 2020;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which we filed with the Securities and Exchange Commission on August 13, 2020;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which we filed with the Securities and Exchange Commission on May 14, 2020;

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we filed with the Securities and Exchange Commission on March 30, 2020;

●	Our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, which we filed with the Securities and Exchange Commission on April 29, 2020;

●	Our Definitive Proxy Statement on Form 14A, which we filed with the Securities and Exchange Commission on September 25, 2020;

●	Our amended Definitive Proxy Statement on Form 14A, which we filed with the Securities and Exchange Commission on September 25, 2020;

●	Our Definitive Proxy Statement on Form 14A, which we filed with the Securities and Exchange Commission on July 20, 2020;

●	Our amended Definitive Proxy Statement on Form 14A, which we filed with the Securities and Exchange Commission on July 20, 2020;

●	The description of our capital stock contained in Exhibit 4.1 of our Annual Report on Form 10-K, which we filed with the Securities and Exchange Commission on March 30, 2020; and

●	All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with Securities and Exchange Commission rules.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who received this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814, (916) 403-2123. In addition, each document incorporated by reference is readily accessible on our website at www.pacificethanol.com.